Exhibit 10.2

FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT to the Employment Agreement (as defined below), effective January 1, 2009, is hereby entered into as of this 31st day of December, 2008, by and between Raptor Pharmaceutical Inc. (the “Company”) and Kim R. Tsuchimoto (the “Employee”).

WHEREAS, the Company and the Employee entered into the Employment Agreement by and between the Company and the Employee, effective May 1, 2006 (the “Employment Agreement”); and

WHEREAS, the Company and Employee desire and agree to amend the provisions of the Employment Agreement as provided below in order to reduce the risk of potential adverse tax consequences to the Employee under Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties agree to amend the Employment Agreement, effective January 1, 2009, as follows:

1.	Section 5.2 of the Employment Agreement is amended to read as follows, with bold and italicized text reflecting the changes:

Employee will be eligible to receive annual and discretionary cash bonuses as determined by the Board of Directors, provided, however, that with respect to any such bonus Employee must be employed on the date such bonus is scheduled to be paid in order to be eligible to receive such bonus.

2.	Section 5.5 of the Employment Agreement is amended by inserting the following at the end of that section:

Any reimbursement to the Employee for expenses under this Section shall in all events be paid to her on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred. The payment or reimbursement of expenses pursuant to this Section in one taxable year of the Employee shall not affect the amount of the payment or reimbursement in any other taxable year. The right to payment or reimbursement under this Section shall not be liquidated or exchanged for any other benefit.

3.	The first (1st) paragraph of Section 7.3 of the Employment Agreement is amended to read as follows, with bold and italicized text reflecting the changes:

7.3          “Constructive Termination” Defined. “Constructive Termination” shall mean, the occurrence of one or more of the following events, provided that the

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Employee first gives the Company written notice of her intention to terminate and of the grounds for such termination within ninety (90) days of the initial occurrence of such event, the Company has not cured such event within thirty (30) days of its receipt of such notice, and the Employee actually terminates her employment for such reason within thirty (30) days of the Company’s failure to cure:

4.	The first (1st) sentence of Section 7.3(e) of the Employment Agreement is amended to read as follows, with bold and italicized text reflecting the changes:

(e)          a Constructive Termination or a Termination without Cause within twelve (12) months following a “Change in Control” of the Company, as defined herein.

5.	Section 8.2(b) of the Employment Agreement is amended to read as follows, with bold and italicized text reflecting the changes:

(b)          for three (3) months after the termination of Employee’s employment, the Company shall continue to pay Employee (A) her salary under Section 5.1 above at Employee’s then-current salary, less applicable withholding taxes, payable on the Company’s normal payroll dates during that period, (B) her annual cash bonus pro rata for three (3) months under Section 5.2 above, payable in a lump sum upon the expiration of the three month period described in this section, (C) shall continue her benefits under Section 5.3 above, and (D) Employee’s options under section 5.4 shall continue to vest for three months after termination, and

6.	Section 8.4(b) of the Employment Agreement is amended to read as follows, with bold and italicized text reflecting the changes:

beginning on the next payroll date immediately following the termination of Employee’s employment, the Company shall continue to pay Employee for twelve (12) months after such termination, (A) her salary under Section 5.1 above at Employee’s then-current salary, less applicable withholding taxes, payable on the Company’s normal payroll dates during that period, (B) her annual cash bonus under Section 5.2 above, which amount shall be paid upon the expiration of the 12 month period described in this section, and in no event later than the end of that taxable year, and (C) shall continue her benefits under Section 5.3 above, and

7.	The following shall be added to the end of Section 8.4(c) of the Employment Agreement:

Notwithstanding anything to the contrary contained herein, any additional amounts payable by the Company pursuant to this Section 8.4(c) shall be paid to the Employee by the end of the Employee’s next taxable year following the taxable year in which the Employee remits the related taxes.

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8.	Section 9.5 of the Employment Agreement is amended to read as follows, with bold and italicized text reflecting the changes:

9.5         Withholding; Code Section 409A. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law. Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of the Employee’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when the Employee incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. Notwithstanding the foregoing, if at the time of the Employee’s Separation from Service the Employee is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to the Employee on account of the Employee’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following the Employee’s Separation from Service, or (ii) the date of the Employee’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Employee shall be paid a cash lump sum payment equal to any payments (without interest) and benefits that the Company would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period. Thereafter, the Employee shall receive any remaining payments and benefits due under this Agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand). For the purposes of this Agreement, each payment that is part of a series of installment payments shall be treated as a separate payment for purposes of Code Section 409A.

9.	Section 9.7 of the Employment Agreement is amended to read as follows, with bold and italicized text reflecting the changes:
9.7	Amendment; Compliance with Section 409A.

(a)         This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

(b)         This Agreement is intended to comply with (or be exempt from) Code Section 409A, and the Company shall have complete discretion to

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interpret and construe this Agreement and any associated documents in any manner that establishes compliance with (or an exemption from) the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of compliance with (or an exemption from) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Company in a fashion consistent herewith, as determined in the sole and absolute discretion of the Company. Nevertheless, and notwithstanding any other provision of this Agreement, neither the Company nor any of its employees, directors, or their agents shall have any obligation to mitigate, nor to hold the Employee harmless from, any or all taxes (including any imposed under Code Section 409A) arising under this Agreement.

10.	All Employment Agreement references to section numbers and defined terms are amended to reflect the above modifications.
11.	Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions, and provisions of the Employment Agreement, except as noted above.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment and such Amendment shall be effective as of the date first written above.

THE COMPANY:

Raptor Pharmaceutical Inc.

By:	/s/ Raymond W. (“Bill”) Anderson
Its:	Director

THE EMPLOYEE:

By:	/s/ Kim R. Tsuchimoto
Name:	Kim R. Tsuchimoto

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